Exhibit 99.1

Align Technology	Zeno Group
Madelyn Valente	Sarah Karlson
(909) 833-5839	(828) 551-4201
mvalente@aligntech.com	sarah.karlson@zenogroup.com

BRITT VITALONE JOINS ALIGN TECHNOLOGY BOARD OF DIRECTORS

TEMPE, Ariz., SAN JOSE, Calif., DALLAS, July 2, 2025 - Align Technology, Inc. (“Align”) (Nasdaq: ALGN) a leading global medical device company that designs, manufactures, and sells the Invisalign® System of clear aligners, iTero™ intraoral scanners, and exocad™ CAD/CAM software for digital orthodontics and restorative dentistry, today announced that its Board of Directors has appointed Britt Vitalone, Executive Vice President and Chief Financial Officer (“CFO”), McKesson Corporation, to Align’s Board of Directors along with its Audit Committee.

“I am pleased to welcome Britt to Align’s board of directors,” said Joe Hogan, president and CEO of Align Technology. “His deep expertise as a business and financial leader in the healthcare industry will be an incredible asset to Align as we continue to drive growth and innovation globally by delivering digital solutions across the Align™ Digital Platform to help more doctors increase practice efficiency and deliver the best possible Invisalign® treatment outcomes for their patients.”

Britt Vitalone (photo)

Mr. Vitalone currently serves as Executive Vice President and Chief Financial Officer for McKesson Corporation and is a member of the executive operating team. He is responsible for ensuring that the company’s strategy creates and aligns to shareholder value; communicating the company’s strategies and performance to investors; and implementing a capital structure, financial processes and controls to support the company’s growth and return on investment goals. As CFO, Mr. Vitalone oversees the accounting, financial planning and analysis, treasury, real estate, investor relations, internal audit, merger & acquisition and tax functions at McKesson. In addition to leading McKesson’s Enterprise Finance organization, he also
Align Technology, Inc. 410 N. Scottsdale Road, Suite 1300, Tempe, AZ 85281
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oversees the company’s global procurement and sourcing, corporate security, and McKesson Technology (“MT”) organizations. Mr. Vitalone joined McKesson in 2006 and has served as a financial executive leader in several major businesses within the company, including senior vice president & CFO of McKesson’s U.S. Pharmaceutical and Specialty Health unit. Additionally, he was senior vice president of Corporate Finance and Merger & Acquisition Finance, and senior vice president & CFO of McKesson’s Medical-Surgical unit. Outside of McKesson, Mr. Vitalone is a member of the CNBC Global CFO Council. Mr. Vitalone holds a Bachelor of Science in Accounting from St. John Fisher University.

Mr. Vitalone will be included in Align’s slate of director nominees in the proxy statement for Align’s 2026 Annual Meeting of Shareholders. With the addition of Mr. Vitalone, Align increased the size of its board to 11 directors, six of whom have been appointed since 2017.

About Align Technology, Inc.

Align Technology designs and manufactures the Invisalign® System, the most advanced clear aligner system in the world, iTero™ intraoral scanners and services, and exocad™ CAD/CAM software. These technology building blocks enable enhanced digital orthodontic and restorative workflows to improve patient outcomes and practice efficiencies for over 281.4 thousand doctor customers and are key to accessing Align’s 600 million consumer market opportunity worldwide. Over the past 28 years, Align has helped doctors treat over 20.1 million patients with the Invisalign System and is driving the evolution in digital dentistry through the Align™ Digital Platform, our integrated suite of unique, proprietary technologies and services delivered as a seamless, end-to-end solution for patients and consumers, orthodontists and GP dentists, and lab/partners. Visit www.aligntech.com for more information.

For additional information about the Invisalign System or to find an Invisalign doctor in your area, please visit www.invisalign.com. For additional information about the iTero digital scanning system, please visit www.itero.com. For additional information about exocad dental CAD/CAM offerings and a list of exocad reseller partners, please visit www.exocad.com.

Invisalign, iTero, exocad, Align, Align Digital Platform and iTero Lumina are trademarks of Align Technology, Inc.